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                                                                   EXHIBIT 10.11

                            PURCHASE & SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the 3rd day of August, 2001 ("Effective Date") between Nortel Networks Inc., a Delaware corporation with offices located at 5555 Windward Parkway, Suite B, Alpharetta, GA 30004 ("Nortel") and Arris Interactive L.L.C., a Delaware limited liability company with offices located at 3871 Lakefield Drive, Suite 300, Suwanee, GA ("Purchaser").

DEFINITIONS

Arris Hardware means the hardware in finished goods or module/spares form, identified with the initial PEC code letters ARCS and NTBN in Exhibit A, manufactured by Nortel, either itself or through the use of contract manufacturers, which is used exclusively in Purchaser's products.

Common Equipment Hardware means the hardware in module/spares form, identified with the initial PEC code letters/numbers NT4K, as listed in Exhibit B, manufactured by Nortel, either itself or through the use of contract manufacturers, which is used in Nortel's Access Node products and in Purchaser's products and which Nortel is ceasing to manufacture, as described in Section 1.1 below.

Confidential Information means information disclosed by Purchaser or Nortel to the other party that is designated at the time of disclosure as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by Purchaser and Nortel, exercising reasonable business judgment, to be confidential.

Delivery Date means the mutually agreed date set out on a PO for delivery of the Products ordered in the PO.

Proprietary Hardware means the hardware in module/spares form, identified with the initial PEC code letters/numbers NT7E and A037 under the heading Modules/Spares in Exhibit A, manufactured by Nortel, either itself or through the use of contract manufacturers, which is used in certain Nortel products and in Arris Hardware.

Products means the Arris Hardware, the Common Equipment Hardware and the Proprietary Hardware.

Prices means the prices for the Products, Supply Chain Components (defined below), Software Services (defined below), Repair Services and technical assistance determined in accordance with this Agreement.

Purchase Order or PO means any order issued by Purchaser under this Agreement for the purchase of Products, Supply Chain Components, Software Services or Repair Services.

Repair Services means the Product repair services described in Section 10.

Specifications means the published specifications for the Products.

1.       SCOPE

         1.1 Under the terms of this Agreement Nortel will sell to Purchaser Common Equipment Hardware and provide Repair Services and technical assistance for the Common Equipment Hardware. The parties acknowledge and agree that Nortel has announced that it is discontinuing the manufacture of the Common Equipment Hardware. Therefore, Purchaser shall place with Nortel Purchaser's final orders for Purchaser's requirements for Common Equipment Hardware by no later than September 30, 2001 for delivery to Purchaser no later than May 31, 2002 ("Common Equipment Last Time Buy"). Repair Services and technical assistance for the Common Equipment Hardware will be offered by Nortel to Purchaser until May 31, 2007 ("Common Equipment Support Period"). Notwithstanding the preceding sentence, Nortel may elect to outsource the providing of Repair Services and/or technical support for the Common Equipment Hardware and require Purchaser to purchase such Repair Services and/or technical support directly from the outsource company on terms and conditions to be agreed to between Purchaser and the outsource company. In the event of such outsourcing, Nortel shall be relieved of its obligation to provide Repair Services and/or technical support, as applicable, for the Common Equipment Hardware for the remaining portion of the Common Equipment Support Period.

         1.2 Under the terms of this Agreement Nortel will sell to Purchaser Arris Hardware and duplicate, load and test the


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                  Arris software on the Arris Hardware ("Software Services") and provide Repair Services for the Arris Hardware until the manufacture of the Arris Hardware and the performance of Software Services and Repair Services for the Arris are directly assumed by Purchaser or by contract manufacturers with which Purchaser directly contracts for such manufacturing, Software Services and/or Repair Services (the "Transition"), subject to Section 1.2.1 and Section 1.3. The parties agree that the Transition will be completed as soon as practicable following the Effective Date but in no event later than December 31, 2001.

                  1.2.1 Notwithstanding Section 1.2, Purchaser and Nortel Networks acknowledge and agree that the Arris Hardware listed under the headings HDT's or DMC's in Exhibit A may incorporate Proprietary Hardware and/or Common Equipment Hardware modules. As a result of the Transition, Purchaser is obtaining no rights to manufacture such Proprietary Hardware modules and/or Common Equipment Hardware modules and Purchaser shall continue to purchase such Proprietary Hardware modules and Common Equipment Hardware modules from Nortel Networks pursuant to Section 1.6 below and
                           Section 1.1 above, respectively, for incorporation into the HDT and DMC Arris Hardware manufactured by Purchaser after the Transition is completed. The extent to which Arris may undertake the manufacture of Proprietary Hardware and/or Common Equipment Hardware is defined in that certain Intellectual Property Rights Agreement between Purchaser and Nortel Networks Limited, dated as of the Effective Date.

                  1.2.2 As part of the Transition Purchaser shall discontinue the use of Nortel logos and Nortel part numbers for the Arris Hardware and the components, assemblies and subassemblies of the Arris Hardware, except in connection with the existing inventory of such Arris Hardware including the Supply Chain Components and except for existing references to Nortel part numbers embedded in the system software for Purchaser's products but not visible to customers. Also, as part of the Transition Purchaser shall move its design documentation for the Products from Nortel's DDMEZ database to Purchaser's own database. Also as part of the Transition Purchaser shall assume responsibility for the reproduction of the Arris-products-specific documentation listed in Exhibit A for the Arris Hardware.

         1.3 The parties acknowledge and agree that as of the Effective Date Nortel has an inventory of Arris Hardware or Proprietary Hardware in finished goods and/or module/spares form in the approximate quantities listed in Exhibit A ("Finished Goods Inventory"). If on the date the Transition is completed Arris has not purchased the Finished Goods Inventory in its entirety, under the terms of this Agreement Purchaser agrees that from time to time, as Purchaser has requirements for such Arris Hardware or Proprietary Hardware constituting the Finished Goods Inventory, Purchaser shall purchase such requirements from the Finished Goods Inventory remaining after completion of the Transition until the entirety of the Finished Goods Inventory is purchased by Purchaser or Nortel, in its sole discretion, sells or otherwise disposes of the remaining portion of the Finished Goods Inventory. Such purchases of the Finished Goods Inventory shall be made by Purchaser before any new units of the same Arris Hardware constituting the Finished Goods Inventory are manufactured by Purchaser or its contract manufacturers after completion of the Transition.

         1.4 The parties acknowledge and agree that as of the Effective Date Nortel and Nortel's contract manufacturers who manufacture Arris Hardware or modules thereof for Nortel have quantities of components and subassemblies purchased or assembled for use in the manufacture of Arris Hardware or modules thereof in the quantities identified in Exhibit C ("Supply Chain Components"). To the extent that, on the date the Transition is completed, the Supply Chain Components have not be fully used in the manufacture of Arris Hardware purchased hereunder prior to completion of the Transition, Purchaser agrees from time to time as Purchaser has requirements to manufacture Arris Hardware after completion of the Transition to purchase the Supply Chain Components itself or to cause its contract manufacturers to purchase the Supply Chain Components in the quantities needed for the manufacture of Purchaser's requirements of Arris Hardware until the entirety of such Supply Chain Components is purchased by Purchaser or its contract manufacturers for such purpose or Nortel, in its sole discretion, sells or otherwise disposes of the remaining portion of such Supply Chain Components. Such purchases of the Supply Chain Components shall be made by Purchaser and its contract manufacturers before any new components of the same kind are purchased by Purchaser and its contract manufacturers for use in manufacturing Arris Hardware after completion of the Transition.

         1.5 Until all of the Finished Goods Inventory has been purchased by Purchaser or sold or otherwise disposed of by Nortel, as described in Section 1.3, and until all the Supply Chain Components have been purchased by


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                  Purchaser or its contract manufacturers or sold or otherwise disposed of by Nortel, as described in Section 1.4, Purchaser shall provide to Nortel on a monthly basis (i) a written rolling twelve month non-binding forecast of Purchaser's expected requirements for new Arris Hardware; (ii) copies of all purchase orders placed by Purchaser during the prior month on Purchaser's contract manufacturers for the purchase of new Arris Hardware.

         1.6 Under the terms of this Agreement Nortel will sell to Purchaser Proprietary Hardware and provide Repair Services and technical assistance for the Proprietary Hardware until Purchaser discontinues the manufacture of those products of Purchaser which, as of the Effective Date, incorporate the Proprietary Hardware ("Proprietary Hardware End Date").

                  1.6.1 Notwithstanding Section 1.6, Nortel may elect to outsource the manufacture of the Proprietary Hardware and/or the providing of Repair Services and/or technical support for the Proprietary Hardware and require Purchaser to purchase the Proprietary Hardware and/or such Repair Services and/or technical support directly from the outsource company on terms and conditions to be agreed to between Purchaser and the outsource company. In the event of such outsourcing, Nortel will be relieved of any further obligation to manufacture and sell the Proprietary Hardware to Purchaser or to provide Repair Services and/or technical support for the Proprietary Hardware, as applicable.

                  1.6.2 Notwithstanding Section 1.6, Nortel may elect to discontinue the manufacture of the Proprietary Hardware and in such event Nortel will offer to Purchaser the opportunity to make a last time buy of the Proprietary Hardware ("Proprietary Hardware Last Time Buy") and to obtain Repair Services and technical support for the Proprietary Hardware for a defined support period on the same basis as Nortel announces to its other customers for the Proprietary Hardware ("Proprietary Hardware Support Period"). In the event of such discontinuance of the manufacture of the Proprietary Hardware, Nortel will be relieved of (i) any further obligation to manufacture and sell the Proprietary Hardware to Purchaser other than the Proprietary Hardware Last Time Buy; and (ii) to provide Repair Services and/or technical support for the Proprietary Hardware beyond the Proprietary Hardware Support Period. Nortel's right to outsource Repair Services and/or technical support for the Proprietary Hardware, as provided above, shall also apply during the Proprietary Hardware Support Period.

2. TERM This Agreement shall become effective on the Effective Date and shall continue thereafter (a) with respect to the Common Equipment Hardware until all the obligation under Section 1.1 have been completed; (b) with respect to the Arris Hardware until all the obligations under Sections 1.2, 1.2.1, 1.2.2, 1.3, 1.4 and 1.5 have been completed; and (c) with respect to the Proprietary Hardware until all the obligations under Sections 1.6, 1.6.1 and 1.6.2 have been completed.

3.       GRANT OF RIGHTS

         3.1 Nortel grants to Purchaser the non-exclusive, non-transferable worldwide right to distribute and sell the Products incorporated into Cornerstone products manufactured and sold by Purchaser as of the Effective Date. Purchaser is not permitted to purchase the Products for any other purpose or use.

         3.2 With respect to the software or firmware contained in the Common Equipment Hardware and the Proprietary Hardware (collectively "Firmware"), Nortel grants to Purchaser a non-exclusive, non-transferable worldwide right and license to: (i) use the source code version of the Firmware internally within Purchaser to modify the Firmware and create derivative works from the Firmware (collectively "Enhancements"); (ii) to make copies of the Firmware and the Enhancements in machine-readable form for use on the Common Equipment Hardware and/or the Proprietary Hardware; and (iii) to sublicense machine-readable copies of the Firmware and the Enhancements to Purchaser's direct or indirect end-user customers for use on the Common Equipment Hardware or Proprietary Hardware pursuant to the same license terms that Purchaser uses to license the software portions of Purchaser's products to end-user customers ("End-User Sublicenses"). Title and ownership of the Firmware is and shall remain in Nortel or its suppliers. Purchaser shall not rent, lease, license or otherwise transfer the Firmware or the Enhancements except for the granting of End-User Sublicenses.

4.       ORDERING

         4.1 Purchaser will use Purchase Orders to purchase Products, Supply Chain Components, Software Services and


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                  Repair Services under this Agreement. Purchase Orders for
                  Common Equipment Hardware shall be placed by Purchaser no later than September 30, 2001.

         4.2 This Agreement will be the sole terms and conditions governing Purchase Orders for Products, Supply Chain Components, Software Services and Repair Services and Nortel's acknowledgment of them. Terms and conditions on any Purchase Order or acknowledgement shall be invalid to the extent they conflict with or are in addition to the terms and conditions of this Agreement.

         4.3 Nortel will accept Purchase Orders for Products, Supply Chain Components, Software Services and Repair Services issued by Purchaser, if the POs comply with this Agreement. Nortel will acknowledge acceptance of POs for Products, Supply Chain Components, Software Services or Repair Services in writing within 2 business days of its receipt of each PO. Nortel may reject any PO that does not comply with the requirements of this Agreement, including without limitation, a PO that specifies a Delivery Date that has not been agreed to by Nortel pursuant to Section 5.1.

         4.4 On the first business day of each month until the Transition is completed, Purchaser shall provide Nortel with a revised forecast of its requirements for Arris Hardware ("Arris Hardware Forecast") up to the most current estimated date for completion of the Transition. Each Arris Hardware Forecast shall be binding on Purchaser and Purchaser shall be obligated to purchase all Arris Hardware so forecasted.

         4.5 On the first business day of each month so long as Purchaser is purchasing Proprietary Hardware under this Agreement, Purchaser shall provide Nortel with a revised 12 month rolling forecast of its requirements for Proprietary Hardware ("Proprietary Hardware Forecast"). Each Proprietary Hardware Forecast shall be non-binding on Purchaser and is for planning purposes only.

5.       DELIVERY

         5.1 Delivery Date The Delivery Dates for Products ordered will be no more than eight (8) weeks after receipt of a Purchase Order, provided that the Delivery Dates for all orders for Common Equipment Hardware shall be on or before May 31, 2002 and the Delivery Dates for all orders for Proprietary Hardware shall be on or before the earliest to occur of (i) the Proprietary Hardware End Date; (ii) the date Nortel outsources the manufacture of the Proprietary Hardware; or (iii) the last delivery date established by Nortel pursuant to the Proprietary Hardware Last Time Buy. Delivery Dates for the Products and Supply Chain Components in each PO shall be mutually agreed to by Purchaser and Nortel prior to Purchaser's issuance of the PO.

         5.2 Delivery Delay Nortel will notify Purchaser of any anticipated delay in meeting the Delivery Date in a PO and will provide Purchaser with a new Delivery Date.

         5.3 Rescheduling a Delivery Date Subject to the limitations set out below in this Section 5.3, Purchaser may reschedule the original Delivery Date for Products in a PO once to a date up to 90 business days later. At the end of the 90 business days, unless otherwise mutually agreed by the parties, Purchaser will take delivery of the Products in the Purchase Order. Delivery Dates for orders for Arris Hardware which have a delivery date prior to completion of the Transition may not be rescheduled beyond the date of completion of the Transition. Delivery Dates for orders for Common Equipment Hardware may not be rescheduled beyond May 31, 2002. Delivery Dates for orders for Proprietary Hardware may not be rescheduled beyond the earliest to occur of (i) the Proprietary Hardware End Date; (ii) the date Nortel outsources the manufacture of the Proprietary Hardware; or (iii) the last delivery date established by Nortel pursuant to the Proprietary Hardware Last Time Buy.

6.       PRICES AND PAYMENTS

         6.1 Prices The Prices of Common Equipment Hardware shall be equal to Nortel's current cost plus a margin of 5%, as set out in Exhibit B. For Arris Hardware ordered for delivery before December 31, 2001, the Prices shall be equal to Nortel's current cost plus a margin of 5%, as set out in Exhibit A. Thereafter, the Prices of Arris Hardware shall be equal to (a) Nortel's cost at the time of order plus a margin of 5%, if delivery is requested within 60 days following the order date; or (b) Nortel's cost at the time of delivery plus a margin of 5%, if delivery is requested more than 60 days following the order date. For Proprietary Hardware ordered for delivery before December 31, 2001, the Prices shall be equal to Nortel's current cost plus a margin of 5%, as set out in


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                  Exhibit A. Thereafter, the Prices of Proprietary Hardware
                  shall be market prices as established by Nortel from time to time. The Prices of Supply Chain Components shall be equal to
                  (a) Nortel's cost at the time of order plus a margin of 5%, if delivery is requested within 60 days following the order date; or (b) Nortel's cost at the time of delivery plus a margin of 5%, if delivery is requested more than 60 days following the order date. The Prices for Software Services are set out in Exhibit D. All Prices are in United States dollars. Prices of Products and Supply Chain Components are FOB Nortel's shipping location. Product Prices include packing costs. Supply Chair Component Prices do not include packing costs and such packing costs shall be separately charged to and paid by Purchaser. Prices do not include applicable taxes, import duties, customs charges and shipping charges.

         6.2 Taxes, Duties and Shipping Charges Purchaser will be responsible for all applicable taxes, import duties and customs charges payable with respect to the Products, Supply Chain Components, Software Services, Repair Services and technical assistance, and for all shipping charges for shipping Products and Supply Chain Components from Nortel's factory or other point of shipment to Purchaser's delivery location.

         6.3 Payment Nortel will invoice Purchaser at Purchaser's address at 3871 Lakefield Drive, Suite 300, Suwanee, GA 30024. Purchaser will pay Nortel the amount of each Nortel invoice within 30 days of its receipt of invoice.

         6.4 Audit Rights Purchaser may, at Purchaser's expense, by means of an outside accounting firm reasonably acceptable to Nortel, audit the records of Nortel to confirm that the Prices charged to Purchaser for Products and/or Supply Chain Components which are based on Nortel's applicable cost, as provided in Section
                  6.1 are correctly calculated by Nortel. The accounting firm must execute with Nortel a non-disclosure agreement in a form acceptable to Nortel before undertaking any such audit. The accounting firm will provide Purchaser and Nortel with a written report of the audit results, indicating whether the Prices of Products and/or Supply Chain Components are in compliance with this Agreement or whether the Prices have been overstated or understated. If any Prices have been overstated or understated, Nortel will either invoice Purchaser for the understated amount or credit the overstated amount against future purchases by Purchaser.

7.       TITLE AND RISK OF LOSS   Title and risk of loss to the Products, any
         warranty replacement Products and Supply Chain Components shall pass to Purchaser upon shipment by Nortel to Purchaser from the manufacturing facility or other point of shipment.

8.       ACCEPTANCE OR REJECTION OF PRODUCTS

         8.1 Products shall be deemed accepted by Purchaser upon delivery (the "Product Acceptance Date") unless Purchaser gives Nortel notice of rejection within 10 business days after delivery.

         8.2      If Purchaser rejects the Products in an order, as set out in
                  Section 8.1, Purchaser shall give Nortel a detailed notice describing the nonconformity, and upon receipt of an RMA (defined below) return them at Purchaser's expense and risk. Upon confirmation of the nonconformity Nortel will repair or replace the nonconforming Products and deliver them at Nortel's expense and risk back to Purchaser within 30 days of original receipt.

         8.3 Supply Chain Components shall be deemed accepted by Purchaser upon delivery (the "Component Acceptance Date") unless Purchaser gives Nortel notice of rejection within 10 business days after delivery.

         8.4 If Purchaser rejects the Supply Chain Components in an order, as set out in Section 8.3, Purchaser shall give Nortel a detailed notice describing the nonconformity, and upon receipt of an RMA (defined below) return them at Purchaser's expense and risk. Upon confirmation of the nonconformity Nortel will, to the extent available from Nortel's remaining inventory of Supply Chain Components, replace the nonconforming Supply Chain Components and deliver them at Purchaser's expense and risk back to Purchaser within 30 days of original receipt. To the extent the nonconforming Supply Chain Components cannot be replaced from Nortel's remaining inventory of Supply Chain Components, the order will be deemed cancelled and Nortel will have no further liability with respect to such cancelled order.

9.       WARRANTY

         9.1 Nortel warrants that, for 12 months from the Product Acceptance Date (the "Product Warranty Period"), the Products will be free from defects in materials and workmanship and will conform to the Specifications.


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         9.2      The warranties in Section 9.1 do not cover (i) items normally consumed in operation (e.g., lamps and fuses); (ii) defects caused by mishandling, misuse, neglect or improper testing, installation, use or repair by Purchaser or its customers;
                  (iii) alterations or modifications not in accordance with Nortel's written instructions; (iv) defects caused by use with another vendor's products; and (v) damage due to fire, explosion, power irregularities or surges, acts of God, including without limitation, earthquakes, rains, floods, or lightning, or any other causes not attributable to Nortel.

         9.3 During the Product Warranty Period, at its expense Nortel will, as its sole liability and Purchase's sole remedy for a breach of the warranties in Section 9.1, repair or replace any nonconfirming Products of which Nortel is notified during the Product Warranty Period. Repair parts or replacement Products may be new or refurbished like new at Nortel's option. For warranty repair or replacement, Purchaser is responsible at Purchaser's expense and risk of damage during shipment for returning defective Products to Nortel. Repaired or replacement Products will be shipped by Nortel to Purchaser at Nortel's expense and risk of damage during shipment. Notwithstanding the foregoing, once the Transition is completed all warranty repairs or replacements of Arris Hardware (including Finished Goods Inventory) will be performed by Purchaser at Purchaser's expense.

         9.4 The Supply Chain Components are sold to Purchaser on an AS IS basis without any warranty except that, to the extent that Nortel's contract manufacturers transfer the Supply Chain Components to Nortel with a warranty, Nortel will assign such warranty to Purchaser to the extent of Nortel's right to do so.

         9.5 EXCEPT FOR THE EXPRESS WARRANTY IN SECTION 9.1, NORTEL DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE PRODUCTS, THE SUPPLY CHAIN COMPONENTS AND SERVICES FURNISHED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. REPAIR SERVICES The following additional terms shall apply to warranty repairs of Products and the repair of malfunctioning Products after expiration of the Product Warranty Period.

         10.1 Prior to returning any defective Products to Nortel's repair location, Purchaser will notify Nortel orally of the defect, if known at that time, and will request authorization from Nortel for the return of such Products. Upon such request, Nortel shall provide Purchaser with a Return Material Authorization ("RMA") number to be prominently displayed on the shipping container for the defective Products and advise Purchaser of the repair location to which the Products should be returned.

         10.2 Purchaser shall then ship such Products to Nortel, freight prepaid and properly insured. Purchaser will bear the cost of shipment of the malfunctioning Products to Nortel's repair location and the risk of damage during shipment. Purchaser shall prepare proper export documentation as per Nortel's instructions, evidencing Purchaser's ownership of the Products and shall comply with the applicable free trade requirements.

         10.3 Purchaser shall furnish the following information with Products returned to Nortel for Repair Services:
                  (a)      Purchaser's name and complete address;
                  (b) quantities and model numbers of Products being delivered for repair;
                  (c)      the nature of the defect or failure, if known;
                  (d) Purchase Order number under which repairs are to be made, if Product is no longer under warranty;
                  (e) names and telephone numbers of Purchaser's employees or other designated persons to contact in case of questions about the Products;
                  (f) ship-to address of Purchaser's location to which repaired or replacement Products should be returned; and
                  (g)      whether or not returned Products are under warranty.

         10.4 Nortel will repair or replace malfunctioning Products returned by Purchaser in accordance with this Section 10. Repair parts or replacement Products may be new or refurbished like new, at Nortel's option. The repaired or replacement Products will be returned by Nortel to Purchaser at Nortel's expense and risk of damage during shipment. Such Repair Services for Products outside the Product Warranty Period will be provide by Nortel at the Prices described in Exhibit D. Repair or replacement will be completed by Nortel within 30 days from receipt of the malfunctioning Products. Nortel will inform Purchaser if particular units of Products are not repairable. On a periodic basis Nortel will provide to Purchaser a repair report for repaired or replaced Common


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                  Equipment Hardware or Proprietary Hardware which report will identify the repair actions taken or that a replacement unit was provided.

         10.5 No Repair Services will be provided by Nortel for Arris Hardware after completion of the Transition. No Repair Services will be provided by Nortel for Common Equipment Hardware after the earlier to occur of (i) the date Nortel outsources such Repair Services; or (ii) the end of the Common Equipment Support Period. No Repair Services will be provided by Nortel for Proprietary Hardware after the earliest to occur of (i) the Proprietary Hardware End Date; (ii) the date Nortel outsources such Repair Services; or (iii) the end of the Proprietary Hardware Support Period.

11. TECHNICAL ASSISTANCE Nortel will provide its standard technical assistance relating to the Common Equipment Hardware during the Product Warranty Period at no charge. After the Product Warranty Period, Nortel will provide technical assistance relating to the Common Equipment Hardware at the Prices set out in Exhibit D. No technical assistance will be provided by Nortel for Common Equipment Hardware after the earlier to occur of (i) the date Nortel outsources such technical support; or (ii) the end of the Common Equipment Support Period. No technical assistance will be provided by Nortel for Proprietary Hardware after the earliest to occur of (i) the Proprietary Hardware End Date; (ii) the date Nortel outsources such technical support; or
         (iii) the end of the Proprietary Hardware Support Period. No technical assistance will be provided by Nortel for Arris Hardware.

12. CONFIDENTIAL INFORMATION Each party will use reasonable care in holding the other's Confidential Information in confidence and not disclosing it to anyone except the party's employees on a need-to-know basis.

         12.1 Exceptions Information is not protected if (i) a recipient can demonstrate through written documentation that it was already known to recipient without similar confidentiality obligations; (ii) it becomes known or generally available to the public (other than by act of the recipient) after its disclosure; (iii) it is disclosed or made available in writing to the recipient by a third party having a bona fide right to do so and without similar confidentiality obligations; (iv) it is independently developed by recipient as demonstrated by its business records; or (v) it is required to be disclosed by subpoena or other process of law. The recipient will notify the disclosing party promptly of a subpoena or other process of law requiring disclosure.

         12.2 Ownership, Use and Return Confidential Information of the disclosing party is and shall remain the exclusive property of the disclosing party. The receiving party shall use the disclosing party's Confidential Information solely in furtherance of this Agreement or as authorized by the disclosing party in writing, and for no other purpose. The receiving party shall return or destroy (and certify such destruction in writing to the disclosing party) the Confidential Information of the disclosing party upon the earlier of (i) the request of the disclosing party, or (ii) the expiration or termination of this Agreement.

13. LIMITATION OF LIABILITY Except for claims arising from (i) either Party's breach of Section 12; (ii) bodily injury or death caused by either party; and (iii) Purchaser's breach of Nortel's intellectual property rights, (a) Nortel's liability under this Agreement shall not exceed $500,000; and (b) neither party shall be liable for indirect, incidental, special, punitive or consequential damages under this Agreement.

14. FORCE MAJEURE Neither party will be in breach of this Agreement for delays or failures of performance due to causes beyond its reasonable control ("Force Majeure Event"). The party whose performance is affected by a Force Majeure Event shall notify the other party within 10 days after the occurrence of such Force Majeure Event. If a Force Majeure Event lasts 60 calendar days or longer, Purchaser may cancel any Purchase Order affected by the Force Majeure Event. The cancellation will be without obligation or liability.

15.      TERMINATION AND CONTINUATION OF RIGHTS

         15.1 The affected party is obliged to promptly give notice to the other party, if the affected party:
                  (a) files or has filed against it a petition in bankruptcy, or
                  (b)      makes an assignment for the benefit of creditors; or,
                  (c) makes a general settlement of debts or debt reorganization, or
                  (d)      is dissolved or ceases doing business; or
                  (e)      has a substantial part of its assets seized; or
                  (f)      goes into receivership or insolvency proceedings; or


                                     Pg. 7

                  (g) assigns this Agreement or any part thereof in violation of Section 18.2.

         15.2 The other party may by written notice to the affected party, terminate this Agreement if any of the following occurs: (i) the event described in Section 15.1 subpart (a) and there has been no resolution after 20 days have passed since service of process; or (ii) any of the events described in Section 15.1 subparts (b), (c), (d), (e), (f), or (g).

         15.3 If a party breaches this Agreement, it will have 30 days from receipt of written notice from the other party to remedy the breach. If the breach is not remedied in that time period, the notifying party may terminate this Agreement or any uncompleted Purchase Order.

         15.4 The termination rights in Sections 15.2 and 15.3 are in addition to, and not in lieu of, any other rights of the terminating party at law or equity, except as limited elsewhere in this Agreement.

         15.5 All obligations and liabilities intended to survive the termination of this Agreement will be effective after termination.

16. NOTICES Notices shall be given by (i) certified mail, return receipt requested; or (ii) receipted overnight courier service. Certified mail notice is effective on the date shown on the return receipt card and overnight courier notice is effective on the next business day after sending. A party will send notice to the mailing addresses described below or such other address as a party may specify by notice hereunder.

         PURCHASER:                Arris Interactive L.L.C.
                                   3871 Lakefield Drive
                                   Suite 300
                                   Suwanee, GA 30024
                                   Attention:  President

         NORTEL:                   Nortel Networks Inc.
                                   5555 Windward Parkway
                                   Suite B
                                   Alpharetta, GA 30004
                                   Attention:  VP Marketing, Local Internet

                                   With a copy to:

                                   Legal Department
                                   Nortel Networks Inc.
                                   2221 Lakeside Blvd.
                                   Richardson, TX  75082
                                   Attention:  Lead Counsel, Supply Management

17. GOVERNING LAW The laws of the State of Georgia, except for its conflict of laws rules, will govern this Agreement. Application of the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from this Agreement.

18.      GENERAL

         18.1 Severability If any provision of this Agreement is determined to be legally unenforceable or invalid, the remaining provisions will continue in effect. The parties will substitute a provision that most closely approximates the economic effect and intent of the invalid provision.

         18.2 Assignment Except as provided below in this Section 18.2, neither party will assign or transfer this Agreement, or its rights, duties or obligations under this Agreement, without the prior written consent of the other party. Without Purchasers consent Nortel may subcontract its duties and obligations hereunder, in whole or in part, without Purchaser's consent. Also without Purchaser's consent Nortel may assign this Agreement, in whole or in


                                     Pg. 8
                  part, (i) to an affiliate of Nortel; or (ii) to a person or entity to which has succeeded to all or substantially all of Nortel's business and assets to which this Agreement relates; or (iii) to any third party contract manufacturer or other third party which has agreed to assume and perform Nortel's obligations and duties under this Agreement. Nortel shall be relieved of all of its obligations and released from any liability under this Agreement as of the effective date of any such assignment. Notwithstanding the preceding sentence, if Nortel assigns this Agreement to a third party under option
                  (iii) above, Nortel shall ensure that Purchaser receives the benefit of the Prices established pursuant to the first sentence of Section 6.1 with respect to any Products ordered by Purchaser from such third party after such assignment.

         18.3 Waiver Unless waived in and agreed in writing by the parties, no action or inaction by a party under this Agreement will constitute a waiver of (i) a party's rights or obligations under this Agreement; or (ii) a party's breach of this Agreement.

         18.4 Independent Contractors Under this Agreement each party is an independent contractor. This Agreement does not create a joint venture, partnership, principal-agent or employment relationship between Nortel and Purchaser.

         18.5 Incorporation of Exhibits All exhibits attached to this Agreement are incorporated in this Agreement.

         18.6 Entire Agreement This Agreement is the entire agreement between Purchaser and Nortel with respect to the subject matter hereof. This Agreement supersedes all prior written or oral agreements on the subject matter. This Agreement may not be modified or amended except in writing executed by the duly authorized representatives of both parties

         18.7 Nortel Audit Rights From time to time upon 15 days notice to Purchaser, Nortel may audit Purchaser's applicable records during normal business hours to confirm that Purchaser is complying with its obligations under Sections 1.3, 1.4 and 1.5.

         18.8 Press Releases Neither party shall issue any press releases or use the name of the other party in any advertisements except with the prior written consent of the other party.

                           [Signature Page to Follow]


                                     Pg. 9

IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be executed by their duly authorized representatives as of the Effective Date.



NORTEL NETWORKS INC.                     ARRIS INTERACTIVE L.L.C.



By: Michael Dadoun                       By: /s/ David Potts
   ----------------------------------       ------------------------------------
               (Signature)                             (Signature)



Name:                                    Name:
     --------------------------------         ----------------------------------
                 (Print)                                  (Print)



Title:                                   Title:
      -------------------------------          ---------------------------------


                                     Pg. 10